Exhibit  3.6

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                             FORCE PROTECTION, INC.


The  undersigned,  Michael  Watts,  hereby  certifies  as  follows:

1. He is the acting Chief Executive Officer of Force Protection, Inc., a corporation organized and existing under the Colorado Business Corporations Act (the "Corporation").

2.  The  name  of  the  corporation  is  Force  Protection,  Inc.

3. Article Third of the Articles of Incorporation is hereby amended to read as follows:

THIRD: The aggregate number of shares which the corporation shall have authority to issue is three hundred ten million (310,000,000) shares of which a portion shall be common stock and a portion shall be preferred stock, all as described below.

A. Common Stock. The aggregate number of common shares which the corporation shall have the authority to issue is three hundred million (300,000,000), which shares shall be designated "Common Stock." Subject to all the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article, the Common Stock of the corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in these Articles of Incorporation, including, but not limited to, the following rights and privileges:

(a) dividends may be declared and paid or set apart for payment on the Common Stock out of any assets or funds of the corporation legally available for the payment of dividends;

(b) the holders of Common Stock shall have unlimited voting rights, including the right to vote for the election of directors and on all other matters
requiring stockholder action. Each holder of Common Stock                  shall
have one vote for each share of Common Stock standing in his name on the books of the corporation and entitled to vote, except that in the election of directors each holder of Common Stock shall have as many votes for each share of Common Stock held by him as there are directors to be elected and for whose election the holder of Common Stock has a right to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.

(c) on the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and after paying or adequately providing for the payment of all of its obligations and amounts payable in liquidation, dissolution or winding up, and subject to the rights of the holders of Preferred Stock, if any, the net assets of the corporation shall be distributed pro rata to the holders of the Common Stock.

B. Preferred Stock. The aggregate number of preferred shares which this corporation shall have the authority to issue is ten million (10,000,000) shares, each with no par value, which shares shall be designated "Preferred Stock." Shares of Preferred Stock may be issued from time to time in one or more series as determined by the Board of Directors. The Board of Directors is hereby authorized, by resolution or resolutions, to provide from time to time, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, for a series of the Preferred Stock. Each such series shall have distinctive serial designations. Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, by resolution or resolutions, the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof as provided by Colorado law. Before issuing any shares of a class or series, the corporation shall deliver to the secretary of state for filing articles of amendment to these articles of incorporation that set forth information required by Colorado law, including but not limited to, the designations, preferences, limitations, and relative rights of the class or series of shares.

C. Voting. Unless otherwise ordered by a court of competent jurisdiction, at all meetings of shareholders one-third of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

4. The amendment set forth herein was duly approved and adopted by the Board of Directors of this Corporation on March 11, 2002.

5. The amendment set forth herein was duly approved by the shareholders of this Corporation on May 6, 2002.

6. The number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Michael Watts, its Chief Executive Officer, this 3rd day of June, 2004.


                                           /s/  Michael  Watts
                                           -------------------------
                                           Michael  Watts,
                                           Chief  Executive  Officer